Filed pursuant to Rule 424(b)(3)
SEC File No. 333-266476

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated August 5, 2022)

11,050,000,000 Ordinary Shares Represented by 2,210,000 American Depositary Shares

Pre-Funded Warrants to Purchase 5,750,000,000 Ordinary Shares Represented by 1,150,000 American Depositary Shares

Common Warrants to Purchase 16,800,000,000 Ordinary Shares Represented by 3,360,000 American Depositary Shares

5,750,000,000 Ordinary Shares Represented by 1,150,000 American Depositary Shares

Issuable Upon Exercise of the Pre-Funded Warrants

16,800,000,000 Ordinary Shares Represented by 3,360,000 American Depositary Shares

Issuable Upon Exercise of the Common Warrants

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of August 5, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-266476). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K furnished with the Securities and Exchange Commission (the “SEC”) on November 7, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On November 4, 2022, the closing price for our ADSs on the Nasdaq Capital Market was $1.76 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2022 (No. 1)

Commission File Number 001-37846

QUOIN PHARMACEUTICALS LTD.

(Translation of registrant’s name into English)

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ________

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ________

EXPLANATORY NOTE

Annual General Meeting

Quoin Pharmaceuticals Ltd. (the “Company”) held its Annual General Meeting on November 3, 2022 (the “Meeting”), at which the Company’s ordinary shareholders and ADS holders approved the following, as described in further detail in Exhibit 99.1 to the Company’s Form 6-K furnished by the Company to the Securities and Exchange Commission (the “SEC”) on September 21, 2022 (the “Proxy Statement”):

1.	The reelection of each of Michael Myers, Denise Carter, Joseph Cooper, James Culverwell, Dennis H. Langer, Natalie Leong, and Michael Sember to serve on the Board of Directors of the Company until the Company’s next annual general meeting of shareholders.
2.	The increase of the Company’s registered share capital from 50,000,000,000 ordinary shares (of no par value) to 500,000,000,000 ordinary shares (of no par value), and the adoption of an amendment to the Company’s Articles of Association to reflect such increase, in the form attached as Annex A to the Proxy Statement.
3.	The appointment of Marcum LLP (“Marcum”) to serve as the Company’s independent registered public accounting firm until the Company’s next annual general meeting of shareholders.

Change in Company’s Certifying Accountant

Based on information provided by the Company’s independent registered public accounting firm, Friedman LLP (“Friedman”), effective September 1, 2022, Friedman combined with Marcum . On September 21, 2022, the Audit Committee of the Board of Directors (the “Board”) of the Company recommended the appointment of Marcum to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2022, and the Board recommended the approval of such appointment by the shareholders at the Meeting . At the Meeting, the shareholders of the Company approved of the appointment of Marcum to serve as the Company’s independent registered public accounting firm until the Company’s next annual general meeting of shareholders.

As described herein, the change in independent registered public accounting firm is not the result of any disagreement with Friedman.

Friedman’s audit report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022) relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended, includes an emphasis of a matter regarding the Company’s ability to continue as a going concern. Management’s plan regarding this matter was described in Note 2, and the financial statements have been prepared assuming that the Company will continue as a going concern.

During the years ended December 31, 2021 and 2020 and through the subsequent interim period preceding the expiry of Friedman’s engagement as external auditor, there were: (i) no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Friedman’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years, and (ii) no reportable events of the type described in Item 16F(a)(1)(v) of Form 20-F.

During the years ended December 31, 2021 and 2020 and through the subsequent interim period preceding Marcum’s appointment as external auditor neither the Company nor anyone on its behalf consulted with Marcum with respect of a disagreement (as defined in Instruction 4 to Item 16F of Form 20-F) or an event of the type described in Item 16F(a)(1)(v) of Form 20-F.

The Company provided Friedman with a copy of the foregoing disclosure and requested Friedman to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made therein. A copy of such letter, dated November 7, 2022, furnished by Friedman is furnished as Exhibit 16.1 to this Form 6-K.

The information in this Form 6-K shall be incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230) and on Form F-3 (Registration Nos. 333-219614 and 333-229083).

Exhibits

Exhibit No.	Exhibit
16.1	Consent of Friedman LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 7, 2022	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer

Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 7, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Quoin Pharmaceuticals, LTD

Commission File Number 001-37846

Commissioners:

We have read the statements made by Quoin Pharmaceuticals, LTD of its Form 6-K dated November 7, 2022. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Friedman LLP

East Hanover, New Jersey